Exhibit 99

|	News

Ford Motor Company’s August Sales Up 11 Percent; Ford Brand Cars, Utilities, Trucks Increase, Along with Lincoln

●	Ford’s August sales totaled 175,220, up 11 percent versus a year ago

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Ford brand sales were up 16 percent, paced by utilities (up 49 percent); Escape sales up 39 percent; demand for new Explorer (up 300 percent) and Edge (up 5 percent) continues to grow; Flex and Expedition sales also higher

●	Lincoln sales up 25 percent as MKZ increases 50 percent, MKS up 35 percent, and MKX registers 15 percent gain versus a year ago

●	Ford announces fourth quarter North American production plan

DEARBORN, Mich., Sept. 1, 2011 – Ford Motor Company’s August sales totaled 175,220, up 11 percent versus a year ago – driven by 16 percent higher Ford brand sales and 25 percent higher sales for Lincoln.

“Ford’s fuel-efficient cars, crossovers and trucks continue winning over consumers in the marketplace,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Our new product lineup – especially our newest cars – continues helping Ford grow even stronger and gain market share on the fiercely competitive East and West coasts.”

Ford Brand Cars: Up 10 Percent
Fiesta, Fusion and Mustang posted higher sales than a year ago.

Fiesta sales totaled 5,833, up 76 percent, and Fusion sales were 17,925, up 5 percent. In the first eight months of 2011, Fusion was Ford’s top-selling car, with sales totaling 168,929, up 16 percent versus a year ago. Mustang sales were up 3 percent in August.

Focus sales, constrained by low inventory, totaled 14,093, down 9 percent. Fiesta and Focus remain the fastest-turning vehicles in the Ford showroom.

Year-to-date, Ford brand car sales totaled 484,072, up 22 percent.

Ford Brand Utilities: Up 49 Percent
Ford’s best-selling utility is the Escape, and it recorded sales of 20,607 vehicles, up 39 percent versus a year ago. Year-to-date, Escape sales totaled 167,625, up 30 percent.

Explorer sales totaled 9,901, up 300 percent versus a year ago, and Edge sales totaled 9,414, up 5 percent.

“Customers value the fuel efficiency and technology of our new utilities,” said Czubay, noting that more than 90 percent of Explorers and more than 80 percent of Edges are equipped with MyFord Touch, Ford’s industry-leading hands-free system that controls entertainment, information and vehicle systems.

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The 2012 Explorer has an EPA estimated highway fuel economy rating of 28 mpg when equipped with the new 2.0-liter EcoBoost engine. Explorer on the highway now beats Honda Pilot and Jeep Grand Cherokee by 5 mpg, Chevrolet Traverse by 4 mpg and Toyota Highlander by 3 mpg.

Sales for the Flex (up 23 percent) and Expedition (up 42 percent) also were higher than a year ago.

Through August, Ford was the best-selling brand of utility vehicles in America, with sales totaling 377,112, up 30 percent.

Ford Brand Trucks: Up 5 Percent
Ford truck sales were higher than a year ago in August and year-to-date. August truck sales totaled 67,282, up 5 percent. Year-to-date, Ford truck sales totaled 509,544, up 8 percent.

F-Series, America’s best-selling truck for 34 years in a row, posted August sales of 48,795, up 2 percent versus a year ago. Sales of the F-150 with new V6 engines continued to outsell V8s in August, as V6 engines accounted for 57 percent of F-150 retail sales – the highest V6 rate for any month this year. The 3.5-liter EcoBoost engine accounted for 41 percent of F-150 retail sales, and the 3.7-liter V6 accounted for 16 percent. Year-to-date, F-Series sales totaled 361,978, up 7 percent.

Transit Connect sales totaled 2,734, a record for August and up 35 percent versus a year ago.

Lincoln Brand: Up 25 Percent
Lincoln posted a 25 percent sales increase in August – following July’s 40 percent sales increase. In the first eight months of 2011, Lincoln sales totaled 57,823, up 4 percent versus the same period a year ago.

The MKZ sedan is Lincoln’s top seller with August sales of 2,337, up 50 percent. Sales for the MKX crossover totaled 1,971, up 15 percent, and sales for the MKS sedan were up 35 percent.

Lincoln was rated the most dependable brand in the J. D. Power and Associates 2011 Vehicle Dependability Study, and – among individual models – the MKZ sedan ranked second in reliability. Lincoln also was named the top brand in the 2011 AutoPacific Vehicle Satisfaction Awards.

“We are absolutely focused on making Lincoln a world-class luxury brand with compelling vehicles and an exceptional ownership experience to match,” said Czubay. “We also have a lot of Lincoln news on the way – with seven new or significantly refreshed models in the next three years.”

North American Production
In the fourth quarter, Ford plans to produce 645,000 vehicles, up 9 percent versus a year ago. The third quarter production plan (630,000 vehicles) is unchanged from the previous forecast.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

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